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Exhibit 10.47

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

NON-EXCLUSIVE LICENSE AGREEMENT
By and Between
IMMUNICON CORPORATION
and
STRECK LABORATORIES, INC.

        THIS NON-EXCLUSIVE LICENSE AGREEMENT (hereinafter "Agreement"), dated and effective as of the Effective Date (as hereinafter defined), is by and between Immunicon Corporation, having an address at 3401 Masons Mill, Suite 100, Huntingdon Valley, Pennsylvania 19006 (hereinafter "Immunicon"), and Streck Laboratories, Inc., having an address at 7002 South 109th Street, La Vista, NE 68128 (hereinafter "Streck"), on behalf of each of them and their Affiliates (as hereinafter defined).

WITNESSETH:

        WHEREAS, Immunicon is engaged in the development and commercialization of products in the biomedical field including cell-based diagnostic and related products, and Streck is engaged in manufacturing and commercializing technology for the preservation of cells in samples of blood and other fluids for various uses, including uses in the biomedical field; and

        WHEREAS, each party sees a mutual benefit in the use by Immunicon of certain of Streck's technology in the research, development, manufacturing, marketing and sales of IC Tests and IC Sample Tubes by Immunicon which utilize and/or incorporate Streck's technology; and

        WHEREAS, Immunicon and its Affiliates wish to receive from Streck a worldwide, non-exclusive license under applicable patent and other proprietary rights of Streck, and Streck wishes to grant such a license and to provide Immunicon with associated formulation and manufacturing know-how and other proprietary information, under the terms and conditions of this Agreement, in order to enable Immunicon and its Affiliates (as hereinafter defined) to research and have researched, develop and have developed, manufacture and have manufactured, Licensed Products (as hereinafter defined) to be used in the research, development, manufacture and sale of IC Tests and IC Sample Tubes; and

        WHEREAS, in order to accomplish the foregoing, Streck and Immunicon desire to set forth herein the terms and conditions under which the aforementioned license shall be granted;

        NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
DEFINITIONS.

Certain terms are used in this Agreement as specifically defined herein. In addition:

1.1
"Affiliate" means each and every corporation or other business entity controlled by, controlling or under common control with or by a party. For the purposes of this definition, the word and root "control," in the context of a corporation, means direct or indirect beneficial ownership of at least fifty percent (50%) of the shares entitled to vote for members of the board of directors of such corporation and, in the context of any other business entity, means the right to receive at least fifty percent (50%) of the income of such business entity.

1.2
"Cyto-Chex Immunicon formulation" means the formulation of Cyto-Chex produced according to Streck Manufacturing Formulation Sheet [**].

1.3
"Effective Date" means July 1, 2002.

1.4
"IC Test" means a diagnostic assay or test product incorporating therein or utilizing the Licensed Products or Streck Technology, including all reagents and other materials associated therewith for performing the assay or test, in a packaged form intended for commercial sale by Immunicon or an Affiliate of Immunicon to a third party who is not an Affiliate of either party. For the avoidance of doubt and by way of example and not limitation, IC Test shall not include any product which is used by or in research, product development or demonstration or which is provided without charge to an Immunicon Affiliate or used by such Affiliate, or which is provided to any third party as free product,

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

marketing or sales samples or the like or as a product sample for evaluation, or which is provided for use in research or clinical trials or similar studies and activities.

1.5
"IC Sample Tube" means an individual sample container designed to contain a sample of fluid from a patient, which sample is suspected of containing epithelial cells or circulating tumor cells, and upon which sample, after placement of the sample in the container, an IC Test is to be performed, and which container utilizes or contains the Licensed Products or Streck Technology.

1.6
"Immunicon IC Sample Tube Formulation" means the formulation of Cyto-Chex for use in IC Sample Tubes produced according to Streck Manufacturing Formulation [**].

1.7
"Streck Technology" means Streck's patents and patent applications ("Streck Patents") and other proprietary information and know-how, including without limitation all methods, compositions, materials and all manufacturing formulas, processes, procedures and similar information required to manufacture the Licensed Products and only the Licensed Products. Streck Technology which is not contained in Streck Patents shall be provided to Immunicon in written or other tangible form by Streck from time to time during the term of this Agreement, in accordance with the provisions hereof. Streck Technology relevant to this Agreement as of the Effective Date is listed in Appendix A.

1.8
"Licensed Products" means [**] and Immunicon IC Sample Tube formulation or any product that incorporates or utilizes Streck Technology pursuant to the license granted by Streck hereunder.

1.9
"Net Sales" means the gross amount of all moneys or other thing(s) of value received from the sale or other transfer of IC Tests or IC Sample Tubes to unaffiliated third parties by Immunicon or its Affiliates in the ordinary course of business. Net Sales shall not include any transfer of any product which is provided by Immunicon to any third party as free product, marketing or sales samples or the like or as a product sample for evaluation, or which is provided for use in research or clinical trials or similar studies and activities.

2.
TERM AND TERMINATION.

2.1
This Agreement shall commence on the Effective Date, and shall continue for the life of the last to expire of the relevant Streck Patents, unless one of the termination options identified in this Article 2 applies.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

2.2
Termination by Mutual Consent. This Agreement shall terminate upon the mutual written agreement of the parties.

2.3
Termination for Financial Difficulties. Either party shall have the right to terminate this Agreement upon thirty (30) days notice to the other party, if such other party becomes involved in financial difficulties as evidenced:

a)
by such other party's commencement of a voluntary case under any applicable bankruptcy code or statute, or by its authorizing, by appropriate proceedings, the commencement of such a voluntary case; or

b)
by such other party's failing to receive dismissal of any involuntary case under any applicable bankruptcy code or statute within sixty (60) days after initiation of such action or petition; or

c)
by such other party's seeking relief as a debtor under any applicable law of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by consenting to or acquiescing in such relief; or

d)
by the entry of an order by a court of competent jurisdiction finding such other party to be bankrupt or insolvent, or ordering or approving its liquidation, reorganization, or any modification or alteration of the rights of its creditors or assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property or assets; or

e)
by such other party making an assignment for the benefit of, or entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property.

2.4
Termination for Material Breach. If either party breaches or defaults in the performance or observance of any of the material provisions of this Agreement, and such breach or default is not cured within sixty (60) days after the giving of notice by the other party specifying such breach or default, the non-defaulting party shall have the right to terminate this Agreement, effective with ten (10) days further notice to the defaulting party. The failure by a party to exercise its right to terminate this Agreement pursuant to this Section 2.4 in the event of any occurrence giving rise thereto shall not constitute waiver of its rights in the event of any subsequent occurrence.

2.5
Following the expiration of the last to expire of the Streck Patents or if there are no valid and enforceable claims of Streck Patents which cover the Licensed Products, Streck grants Immunicon and its Affiliates the right to continue to use Streck Technology for the manufacture of the Licensed Products which Streck has provided to Immunicon during the term of this Agreement, provided that in the event of such use of Streck Technology which is not publicly known or legally available from a third party, Immunicon and its Affiliates shall continue to pay royalty on Net Sales as provided herein, except that the royalty amounts set forth in Sections 7 (b) and 7 (c) shall be reduced by [**].

2.6
Except as otherwise provided in this Agreement, upon any expiration or termination of this Agreement:

a)
All rights, privileges and licenses granted hereunder shall immediately terminate and revert to Streck, and Immunicon and its Affiliates shall not thereafter make any use whatsoever of any Streck Technology, and shall not further manufacture or distribute the Licensed Products, except that Immunicon and its Affiliates shall be permitted to sell such IC Tests and IC Sample Tubes as may be in their existing inventory as of the date of termination, provided royalty is paid on Net Sales thereof to Streck as provided herein;

b)
Immunicon and its Affiliates shall promptly return or provide to Streck, at its principal place of business, upon the request of Streck, all Streck Technology and other confidential information disclosed by Streck and existing in tangible form regarding Licensed Products, except that Immunicon may keep an archival copy of such confidential information of Immunicon in the legal department of Immunicon for the sole purpose of verifying its obligations under this Agreement;

c)
Immunicon and its Affiliates shall promptly destroy or transfer to Streck, at Streck's election, all marketing, labeling, or advertising materials relating to the Licensed Products; and

d)
Immunicon shall pay to Streck, within thirty (30) days following such expiration or termination, all amounts due to Streck pursuant to the terms and conditions of this Agreement.

2.7
The provisions of Articles 1, 10 and 11 shall survive any expiration or termination of this Agreement, together with any other express right, obligation or duty of the parties which

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

by its nature would survive.

3.
LICENSE GRANT.

3.1
Streck hereby grants to Immunicon and its Affiliates a worldwide, non-exclusive right and license to practice the Streck Technology for the research, development, manufacture of, and to sell and have sold, Licensed Products as a component of IC Tests and IC Sample Tubes and only as a component of IC Tests or IC Sample Tubes.

3.2
While this Agreement is in effect, Immunicon and its Affiliates shall, by way of example and not by way of limitation, have and retain the rights to research, develop, make, have made, market, sell, distribute and use their own or any third party's cell preservation materials or any other technology in connection with the research, development, use, distribution, marketing and sale of IC Tests and IC Sample Tubes and to conduct any research and development or testing activity with respect to any cell preservation materials intended for use in or in connection with IC Tests and IC Sample Tubes.

4.
TECHNICAL ASSISTANCE.

4.1
In order to assist Immunicon in the research, development and manufacturing of the Licensed Products and to expedite commercialization thereof by Immunicon under the rights and license granted herein, within ten (10) business days following Immunicon's payment of the paragraph 5.1a) fee, Streck shall provide to Immunicon in writing its current best standard operating procedures, including manufacturing formulations and copies of all relevant Material Safety Data Sheets ("MSDS"), which are necessary in the production of the Licensed Products by Immunicon. All such information provided by Streck, whether or not included within Streck Technology as defined herein, shall be subject to the provisions of Article 11 governing the confidentiality of information provided under this Agreement and shall be treated accordingly by Immunicon. In addition, Streck shall provide an amount of technical support to Immunicon, in the form of the assistance of technically-trained personnel in the formulation and use of Streck Technology, sufficient to enable Immunicon and its Affiliates to research, develop and produce the Licensed Products for commercialization in accordance with the terms and conditions of this Agreement. Such technical support shall be provided at the reasonable advanced request of Immunicon and its Affiliates, up to eighty (80) hours during the term of this Agreement. Thereafter, in order to continue to assist Immunicon and its Affiliates with the foregoing, Streck shall from time to time furnish Immunicon with Streck Technology as may be reasonably requested by Immunicon in connection with the research, development, manufacturing and commercialization of Licensed Products at Streck's then current charge for such assistance, at Immunicon's expense and to the extent Streck reasonably determines is necessary to assist in such efforts.

5.
CONSIDERATION.

5.1
As full consideration of the rights and licenses granted to Immunicon hereunder by Streck, Immunicon shall pay the following amounts to Streck:

a)
A one-time, non-refundable license fee of [**] due and payable on the Effective Date.

b)
A royalty of [**].

c)
A royalty of [**].

d)
By way of example in the calculation of royalty due hereunder, if an IC Test is sold by Immunicon as part of Net Sales, and [**].

5.2
Payments of royalty on account of Net Sales by Immunicon and its Affiliates due Streck hereunder shall be accounted for by Immunicon and paid to Streck within thirty (30) days following the close of each calendar quarter during the term of this Agreement.

5.3
Within thirty (30) days following each calendar quarter, Immunicon shall provide to Streck a written report setting forth the total Net Sales, total IC Test and IC Sample Tube sales and the royalty due and payable to Streck for such quarter, and Immunicon shall remit to Streck with such report the amount of royalty payments shown thereby to be due. If there are no Net Sales to report for the calendar quarter, Immunicon shall provide to Streck a statement to that effect. All royalties shall be paid in United States dollars in the United States. In the event that the Net Sales or any portion of the Net Sales is accounted for or accrued in a foreign currency, the foreign currency amounts for each calendar quarter shall be converted to United States dollars at the prevailing rate for the last business day of the quarter as quoted by The Wall Street Journal (or, if The Wall Street Journal is not available, then a comparable publication) or such conversion shall be accomplished by a procedure to be mutually agreed upon by the Parties.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

5.4
Immunicon shall keep complete and accurate records for the latest three (3) years showing the Net Sales of the IC Tests and IC Sample Tubes. Such records shall be maintained in sufficient detail to determine the amount of royalties due hereunder to Streck.

5.5
Upon thirty (30) days' written notice and no more often than once per calendar year, Immunicon agrees to permit one independent auditing firm appointed by Streck (except any to whom Immunicon has a reasonable objection and provided that the auditing firm has signed a confidentiality agreement with Immunicon or has a similar confidentiality undertaking with respect to the audit of Immunicon) to enter upon the premises of Immunicon during usual business hours of Immunicon in order to (1) examine Immunicon's business records and accounts pertaining to Immunicon's manufacture, sale, use, or offer for sale of IC Tests and IC Sample Tubes under this Agreement for the previous twelve (12) calendar quarter(s), and (2) to make on Immunicon's premises and to retain copies of any and all parts of the records and accounts kept by Immunicon pursuant to this paragraph, including invoices which are relevant to any report required to be rendered by Immunicon. The foregoing copies of Immunicon's records shall be provided to the auditor(s) at no expense to Streck. The auditor(s) shall provide Streck with their independent calculation of the Net Sales, IC Tests and IC Sample Tube sales and the application of the appropriate royalty rate so that the total amount of royalties due to Streck under this Agreement may be calculated. Any amounts found to have been owed but not paid shall be paid to Streck promptly with [**] per annum, and any amounts found to be overpaid by Immunicon shall be refunded promptly to Immunicon. In the event such audit establishes that Immunicon has underpaid its royalty obligations to Streck under this Agreement by [**] or more during any calendar quarter, Immunicon shall reimburse Streck for the out-of-pocket expense of such audit. Streck shall not make more than one such request annually. All reports and payments more than twelve (12) calendar quarters old are deemed to be true and correct and not subject to audit under this paragraph or other remedy under this Agreement. All calendar quarters that were included in an audit concluded under this paragraph shall not be included in any subsequent audit under this paragraph and shall not be subject to the record retention requirements under this paragraph.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

6.
REPRESENTATIONS, WARRANTIES AND COVENANTS, INDEMNIFICATION.

6.1
Immunicon's Representations, Warranties, and Covenants. Immunicon hereby represents, warrants, and covenants the following:

a)
Immunicon is a corporation duly organized, existing and in good standing under the laws of the state of Delaware, with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities herein granted.

b)
The execution, delivery and performance of this Agreement do not conflict with, violate, or breach any agreement to which Immunicon is a party, or Immunicon's articles of incorporation or bylaws.

c)
This Agreement has been duly executed and delivered by Immunicon and is a legal, valid and binding obligation enforceable against Immunicon in accordance with its terms.

d)
Immunicon shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or other governmental authority.

6.2
Streck's Representations, Warranties, and Covenants. Streck hereby represents, warrants, and covenants the following:

a)
Streck is a corporation duly organized, existing and in good standing under the laws of the state of Nebraska, with full right, power, and authority to enter into and perform this Agreement and to grant all of the rights, powers, and authorities herein granted.

b)
The execution, delivery, and performance of this Agreement do not conflict with, violate, or breach any agreement to which Streck is a party, or Streck's articles of incorporation or bylaws.

c)
This Agreement has been duly executed and delivered by Streck and is a legal, valid, and binding obligation enforceable against Streck in accordance with its terms.

d)
Streck shall comply with all applicable laws, consent decrees, and regulations of any federal, state, or other governmental authority.

  e)
  To the best of Streck's knowledge and belief as of the Effective Date of this Agreement, the Streck Patents are valid and enforceable, and to the best of Streck's knowledge and belief, there are no issued or pending patent or trademarks of a third party that would prevent Immunicon or its Affiliates from manufacturing Licensed Products or otherwise prevent them from the full enjoyment of the rights and license granted hereunder. Streck shall have no obligation with respect to the abatement of infringement by third parties of any of the patents and/or know-how licensed pursuant to this Agreement.

6.3
Streck and its Affiliates hereby covenant that they shall neither sue nor otherwise attempt to enforce against Immunicon or its Affiliates any patents or other proprietary rights which they now hold, or which they may acquire or develop hereafter, to prevent or restrict Immunicon or its Affiliates from the exercise of any rights granted or permitted to them with respect to Licensed Products under the terms and conditions of this Agreement, for so long as Licensed Products shall remain subject to the terms and conditions of this Agreement.

6.4
Each party has had the full opportunity to have this Agreement reviewed and approved by its own legal counsel and other advisors, is entering into this Agreement having made its own independent assessment and judgment concerning the business opportunity and legal rights and obligations under this Agreement and the terms and conditions hereof, and has not been induced to enter into this Agreement in any way or by any promise not expressly set forth herein.

6.5
Immunicon indemnifies and holds harmless Streck from and against any and all claims, suits, losses, damages, costs, fees and expenses, as incurred, arising from the manufacturing of the Licensed Products provided, however, that this provision shall not apply to negligent actions or omissions by Streck, its servants, agents or employees. Immunicon represents that it has or will obtain general and/or product liability insurance in an amount of coverage sufficient to satisfy any of the foregoing which may arise under this Agreement and will provide applicable certificates of insurance to Streck by August 1, 2002.

6.6
Streck shall indemnify, defend, and hold harmless Immunicon from any and all damages, cost, expenses, suits, claims and judgments (including reasonable attorney's fees and costs) arising or alleged to arise from the conduct of Streck or its officers, employees or agents relating to this Agreement and any breach of Streck's warranties hereunder, except for any claims, liability, damages, loss, cost, or expense to the extent caused by Immunicon's breach of its warranties herein.

6.7
Indemnification Procedure. In the event of any claim under this Article 6, the party claiming the right to indemnity (the "Claimant") shall promptly notify the indemnifying party (the "Indemnitor") of such claim. Thereafter:

a)
The Indemnitor will undertake the defense thereof by representatives of Indemnitor's own choosing reasonably satisfactory to Claimant. Claimant may, at its sole option and expense, elect to participate in such defense, but the Indemnitor shall assume the direction and control of such defense. The Claimant shall, at its expense, assist in and cooperate with the Indemnitor and its agents and insurers in the defense of such claims.

b)
If Indemnitor, within a reasonable time after notice of any such claim, fails to defend, Claimant will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such claim for the account of Indemnitor, subject to the right of Indemnitor to assume the defense of such claim with counsel reasonably satisfactory to Claimant at any time prior to settlement, compromise or final determination thereof.

c)
Anything in this Article 6 to the contrary notwithstanding, Indemnitor shall not, without Claimant's prior written consent, settle or compromise any claim or consent to entry of any judgment with respect to any claim for anything other than money damages paid by Indemnitor which would have any adverse effect on Claimant. Indemnitor may, without Claimant's prior written consent, settle or compromise any claim or consent to entry of any judgment with respect to any claim which requires solely money damages paid by Indemnitor and which includes as an unconditional term thereof the release of Claimant by the plaintiff from all liability in respect of such claim.

7.
MARKING.

7.1
Immunicon shall place in a conspicuous location, on the package insert or equivalent literature accompanying any product made or sold under any patent licensed under this Agreement, a patent notice in accordance with 35 U.S.C. §287,which shall include the number of each such patent and, with respect to any patent licensed under this agreement, Immunicon agrees to respond to any request for disclosure under 35 U.S.C. §287(b)(4)(B) by only notifying Streck of the request for disclosure

8.
FORCE MAJEURE.

8.1
Neither party hereto shall be considered in default in the performance of its obligations hereunder to the extent that the performance thereof is prevented or delayed by strikes, labor difficulties, war (declared or undeclared), act of God or the public enemy, rebellions, civil strife, riots, interference by civil or military authorities, compliance with governmental laws, or rules and regulations or any other cause which is beyond the control of such party; provided, however, that the party whose performance is prevented from due performance hereunder by the force majeure shall use its reasonable efforts to remove the disability and recommence due performance hereunder at the earliest reasonable time.

8.2
On the happening of an event of force majeure, the party forced by the event of force majeure to suspend performance (the "Suspending Party") shall promptly advise the other party (the "Recipient Party") of the event of force majeure, the cause thereof and, to the extent reasonably possible its best estimate of the duration of the suspension (the "Failure Period"). The notice described in this paragraph shall hereinafter be referred to as the "Suspension Notice."

8.3
If any Failure Period continues for a period in excess of twelve (12) months, or if the Suspension Notice states that the Failure Period will continue for greater than twelve (12) months, the Recipient Party may at its option terminate this Agreement, only with respect to the Licensed Products subject to such force majeure, by thirty (30) days written notice. If not terminated, however, this Agreement shall remain in full force and effect until this Agreement is terminated by its terms.

9.
ASSIGNMENT.

9.1
Except as otherwise expressly provided herein, this Agreement may not be assigned by either party hereto, whether by operation of law or otherwise, without the prior written consent of the other party hereto, and any such attempted assignment shall be void and unenforceable; provided, however, that either party may assign its rights and obligations hereunder without the consent of the other party to an Affiliate of such party, or to a successor in interest to substantially all of the stock, equity or assets of such party to which this Agreement relates.

10.
NOTICES.

10.1
All notices which are required or permitted to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed effective: (i) upon receipt if given in writing and delivered personally; or (ii) five (5) business days after it shall have been deposited in the United States mails, registered or certified mail, postage prepaid; or (iii) one (1) day after it shall have been delivered to an overnight courier service, such as Federal Express, all charges prepaid, addressed as follows:

If to Streck, to:	Streck Laboratories, Inc. P.O. Box 45625 Omaha, NE 68145-0625 Phone: 402.333.1982 Fax: 402.333.5994 Attention: Connie Ryan, President
If to Immunicon, to:	Immunicon Corporation 3401 Mason Mill, Suite 100 Huntingdon Valley, PA 19006 Phone: 215.830.0777 Fax: 215.830.0751 Attention: Edward L. Erickson Chairman, President and Chief Executive Officer

        Any of the addresses or addressees set forth in this Article may be changed from time to time by written notice from the party requesting the change.

11.
CONFIDENTIALITY OF INFORMATION.

11.1
The parties may wish, from time to time, in connection with this Agreement, to disclose certain of their confidential information to each other. In order to be subject to confidential treatment hereunder, such confidential information, if in writing or other tangible form, shall be identified as confidential by the disclosing party in writing at the time of disclosure, or if disclosed orally or visually, shall be summarized in writing and confirmed in writing as confidential within thirty (30) days following such disclosure, which summary and confirmation shall be provided to the party receiving any such confidential information (the "Receiving Party"). While this Agreement is in effect and for five (5) years thereafter, the Receiving Party shall not itself use for any purpose other than for which it was disclosed, and shall prevent the disclosure to third parties of, any and all of such confidential information, provided that the Receiving Party's obligation hereunder shall not apply to information that:

a)
is already in the Receiving Party's possession at the time of disclosure thereof, as evidenced by its written records;

b)
is or subsequently becomes part of the public domain through no fault or action of the Receiving Party;

c)
is subsequently received by the Receiving Party from a third party having no obligation of confidentiality to the party disclosing the information; or

d)
is disclosed to third parties as required by law or governmental regulation.

11.2
Paragraph 11.1 notwithstanding, information disclosed by one party to another shall still be deemed confidential information of the party disclosing such information subject to the protection of this Article 11 if such disclosed information is:

a)
a specific embodiment that is only generally described by information in the public domain or the Receiving Party's possession; or

b)
a combination that can be pieced together and reconstructed from multiple sources, none of which shows the whole combination of materials, its principle of operation, and method of use.

12.
MISCELLANEOUS PROVISIONS.

12.1
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving regard to its choice of law or conflict of laws provisions.

12.2
Publicity. Neither party shall issue any press release or other publicity materials, or make any presentation with respect to the existence of this Agreement or the terms and conditions hereof without the prior written consent of the other party, which consent shall not be unreasonably withheld. This restriction shall not apply to disclosures required by law or regulation, including as may be required in connection with any filings made with the US Securities and Exchange Commission or by the disclosure policies of a major Stock Exchange.

12.3
Modification and Amendment. No supplement, modification or amendment of this Agreement, including the Appendices hereof, shall be binding unless in writing and executed by the parties.

12.4
Severability. To the extent that any provision of this Agreement is found by a court of competent jurisdiction to violate any applicable law or regulation in any jurisdiction, or does so in the opinion of counsel mutually acceptable to both parties, such provision shall be deemed modified only in that jurisdiction and only to the extent necessary to comply with such law or regulation. In such circumstances, the parties agree to negotiate in good faith amendments to this Agreement designed to restore to the parties the economic benefits they held under this Agreement prior to the modification.

12.5
Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All headings and captions are inserted for convenience of reference only and shall not affect the meaning or interpretation of any provision hereof.

12.6
Relationship of the Parties. The status of Immunicon and Streck hereunder is solely that of independent contractors. This Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship between the parties, and nothing hereunder shall be deemed to authorize either party to act for, represent or bind the other except as expressly provided in this Agreement.

12.7
Waiver. No waiver of any right under this Agreement shall be deemed effective unless contained in writing and signed by the party charged with such waiver, and no waiver of any right shall be deemed to be a waiver of any future right or any other right arising under this Agreement. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be a limitation of any other remedy, right, undertaking, obligation or agreement.

12.8
Patents and Trademarks. No right or license is granted by either party hereunder, except as expressly stated herein, to use or practice any patent rights of the other party, or to use the name, trademarks or tradenames of the other party. Nothing in this Agreement shall be construed as conferring any right on either party to use or exploit any trade secret or other proprietary right of the other party, except as expressly set forth herein or as may be otherwise separately agreed in writing by the parties.

12.9
Dispute Resolution. In the event of any dispute between the parties concerning this Agreement, the parties shall first attempt a resolution thereof by referring the dispute to senior management representatives of each party who shall discuss the matter between them and attempt to reach a reasonable compromise or other disposition of the dispute. In the event such a compromise or disposition cannot be achieved, the dispute shall be referred to Arbitration. Arbitration shall be conducted by the American Arbitration Association pursuant to its Commercial Arbitration Rules. If the dispute is brought by Streck, the arbitration proceeding shall be conducted in Philadelphia, Pennsylvania, and if brought by Immunicon, the arbitration proceeding shall be conducted in Omaha, Nebraska. The award rendered by the arbitrator(s) shall be final and binding upon both parties; judgment upon such decision or award may be entered in any court of competent jurisdiction. Application may be made to any such court for confirmation of such decision or award, for an order of enforcement and for any other legal or equitable remedies that may be necessary to effectuate such decision or award. The arbitrator(s) shall have the power to grant injunctive relief enjoining a party from performing any act prohibited, or compelling a party to perform any act required, by the terms of this

Agreement. The expenses of such arbitration shall be allocated between the parties as the arbitrators(s) shall decide.

12.10
Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings of the parties relating thereto, whether written or oral. Any Appendices referred to in this Agreement are incorporated by reference and made a part of this Agreement. The terms of any purchase order, equivalent document or acknowledgment prepared in connection with this Agreement shall be binding on the parties only to the extent not inconsistent herewith.

        IN WITNESS WHEREOF, the parties hereto have set their hands through their authorized representatives, whereby they evidence their intention to be legally bound.

Streck Laboratories, Inc.		Immunicon Corporation
By:	/s/ CONSTANCE RYAN	By:	/s/ EDWARD L. ERICKSON
Name:	Constance Ryan	Name:	Edward L Erickson
Title:	President	Title:	Chairman, President and CEO
Date:	7/30/02	Date:	7/02/2002

APPENDIX A: Streck Technology

1.
Streck Patents

U.S. Patent No. 5,459,073

U.S. Patent No. 5,849,517

All patents and patent applications in all countries of the world based upon, or claiming priority from, the above-referenced U.S. patents.

2.
Cyto-Chex Immunicon Formulation Sheet, Streck [**] and documents referenced therein.

3.
Immunicon IC Sample Tube Formulation Sheet [**] and documents referenced therein.

4.
Purchase specifications

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

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  Exhibit 10.47
NON-EXCLUSIVE LICENSE AGREEMENT By and Between IMMUNICON CORPORATION and STRECK LABORATORIES, INC.